                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only  (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss.240.14a-12 14a-12


                              STONEPATH GROUP, INC.
  -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


  -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ---------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------
    3) Filing Party:

    ---------------------------------------------------------------------------
    4) Date Filed:

                              STONEPATH GROUP, INC.
                       1930 Sixth Avenue South, Suite 401
                                Seattle, WA 98134

                                                                 August 30, 2005
Dear Fellow Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Stonepath Group, Inc. (the "Company") which will be held at the Bell Harbor International Conference Center, Pier 66, 2211 Alaskan Way, Seattle, Washington 98121, on Friday, October 7, 2005 at 10:00 a.m. local time. Your Board of Directors and management look forward to personally greeting those stockholders able to attend.

         At the Meeting, stockholders will be asked to:

         (1)      elect the Company's directors;

         (2) ratify the appointment of Grant Thornton LLP as the Company's independent auditors for the year ending December 31, 2005; and

         (3) consider such other matters as may be properly brought before the Meeting and at any adjournment(s) or postponement(s) thereof.

         These matters are discussed in greater detail in the accompanying Proxy Statement.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE COMPANY'S DIRECTORS NOMINATED AND FOR THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

         Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the Meeting. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY.

         A copy of the Company's Annual Report for the year ended December 31, 2004 is enclosed for your information. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

         We wish to thank you for your loyal support of the Company and your participation in this process.

                                               Sincerely,


                                               Dennis L. Pelino
                                               Chairman of the Board

                              STONEPATH GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held October 7, 2005

                                                                 August 30, 2005

To the Stockholders of Stonepath Group, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Stonepath Group, Inc. (the "Company") will be held at the Bell Harbor International Conference Center, Pier 66, 2211 Alaskan Way, Seattle, Washington 98121, on Friday, October 7, 2005 at 10:00 a.m. local time, for the following purposes:

         (1)      to elect the Company's directors;

         (2) to ratify the appointment of Grant Thornton LLP as the Company's independent auditors for the year ending December 31, 2005; and

         (3) to consider such other matters as may be properly brought before the Meeting and at any adjournment(s) or postponement(s) thereof.

         A copy of the Company's Annual Report for the year ended December 31, 2004 is enclosed for your information. No material contained in the Annual Report is to be considered a part of our proxy solicitation material.

         Only stockholders of record as of the close of business on August 15, 2005 will be entitled to vote at the Meeting and any adjournment(s) or postponement(s) thereof.

         All stockholders are cordially invited to attend the Meeting. However, to assure your representation at the Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she has returned a proxy.

                             By Order of the Board of Directors,


                             Thomas L. Scully
                             Vice President, Chief Financial Officer
                             and Secretary

                              STONEPATH GROUP, INC.
                       1930 Sixth Avenue South, Suite 401
                                Seattle, WA 98134


                                 PROXY STATEMENT

         The enclosed proxy is solicited on behalf of the Board of Directors of Stonepath Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the Bell Harbor International Conference Center, Pier 66, 2211 Alaskan Way, Seattle, Washington 98121, on Friday, October 7, 2005 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The proxy solicitation materials were mailed on or about August 30, 2005 to all stockholders entitled to vote at the Meeting.

RECORD DATE AND STOCK OWNERSHIP

         Stockholders of record at the close of business on August 15, 2005 (the "Record Date") are entitled to notice of and to vote at the Meeting, and at any adjournment(s) or postponement(s) thereof. At the Record Date, 43,712,726 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock") were issued, outstanding and entitled to notice of and to vote on all matters at the Meeting and at any adjournment(s) or postponement(s) thereof.

QUORUM AND VOTING REQUIREMENTS

         The Company's Bylaws provide that the stockholders holding a majority of the shares issued, outstanding and entitled to vote on the Record Date must be present in person or by proxy at the Meeting to constitute a quorum for the transaction of business at the Meeting.

         All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors and FOR each of the other matters submitted by the Board of Directors for vote by the stockholders. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Meeting. Abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the record holder has not received direction on voting and does not have discretionary authority to vote on one or more matters) are each included in the determination of the number of shares present for purposes of determining a quorum. At the Meeting, directors will be elected by a plurality vote and all other matters will be decided by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy, and entitled to vote. Abstentions are counted as shares present at the meeting for purposes of determining the votes cast on any matter and have the effect of a vote against any matter as to which abstention is specified. Broker non-votes are not considered shares present for purposes of the vote on any matter as to which the broker non-vote is specified and will not affect the outcome of the vote.

         The execution of a proxy will not affect a stockholder's right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is used at the Meeting by filing with the Secretary of the Company either: (i) a written notice of revocation; (ii) a proxy bearing a later date than the most recently submitted proxy; or (iii) by attendance at the Meeting and voting in person. Attendance at the Meeting will not, by itself, revoke a proxy.

         Registered stockholders (those who hold shares directly rather than through a bank or broker) can simplify their voting by voting via the internet at WWW.VOTESTOCK.COM. Internet voting information is provided on the Proxy Card. Use of a Control Number is designed to verify stockholders' identities and allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. The Control Number is identified and located on the Proxy Card. If a stockholder holds shares through a bank or broker, the stockholder will receive separate instructions on the form received from the bank or broker. Although most banks and brokers now offer Internet voting, availability and specific processes will depend on their voting arrangements.

ANNUAL REPORT

         A copy of the Company's Annual Report on Form 10K ("Annual Report") for the year ended December 31, 2004 accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of our proxy solicitation material.

         The mailing address of the Company's executive office is 1930 Sixth Avenue South, Suite 401, Seattle, WA 98134.

SOLICITATION

         The cost of this proxy solicitation will be borne by the Company. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy materials to principals and obtaining their proxies.

SHAREHOLDER PROPOSALS

         Proposals of stockholders that are intended to be included within the proxy material for our 2006 Annual Meeting of Stockholders must comply with the requirements of SEC Rule 14a-8 and must be received no later than May 2, 2006 in order to be included in the Proxy Statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES FOR CONSIDERATION AT THE MEETING

         The Bylaws provide that the Board of Directors shall consist of such number of directors as is established from time to time by the affirmative vote of a majority of the Board of Directors. The Board has resolved to have six (6) directors. Each person who is appointed or elected to the Board of Directors will hold that position until the close of the next annual meeting of stockholders, until he or she ceases to be a director by operation of law or until he or she resigns.

         The six (6) persons listed below have been nominated by the Board of Directors to serve as directors of the Company.

         Unless otherwise specified, each properly executed proxy received will be voted for the election of the nominees named below to serve as directors until the end of their respective terms or until his/her successor is elected and qualified. The Company is not aware of any reason that any nominee will be unable to serve or will decline to serve as a director. In the event that any nominee is unable to serve or will not serve as a director, it is intended that the proxies solicited hereby will be voted for such other person or persons as shall be nominated by management.


                     INFORMATION ABOUT NOMINEES FOR DIRECTOR
         The following table sets forth certain information with respect to each of the nominees for director and their current positions with the Company.

                                                                                    YEAR IN WHICH
                                                                                     SERVICE AS A
         DIRECTOR'S NAME AND AGE                 PRINCIPAL OCCUPATION               DIRECTOR BEGAN
         -----------------------                 --------------------               --------------
         Dennis L. Pelino, 57                  Chairman of the Board of                  2001
                                                       Directors

         J. Douglass Coates, 62                  Principal-Manalytics                    2001
                                                  International, Inc.

         Robert McCord, 46                 Managing Director-PA Early Stage              2001

         David R. Jones, 56                       Private Consultant                     2000

         Aloysius T. Lawn, IV, 46            Executive Vice President and                2001
                                             General Counsel-Talk America
                                                    Holdings, Inc.

         John H. Springer, 48               Director of Global Operations -              2003
                                               Golf Division, Nike, Inc.

Dennis L. Pelino

         Dennis L. Pelino has served as our Chairman of the Board of Directors since June 21, 2001 and was also our Chief Executive Officer from that date until October 14, 2004. Mr. Pelino has over two decades of executive experience in the logistics industry. From 1986 to 1999, he was employed by Fritz Companies, Inc., initially as director of International Operations and Sales and Marketing, in 1993 as its Chief Operating Officer and commencing in 1996, also as its President. Mr. Pelino was also a member of the Board of Directors of Fritz Companies from 1991 to 1999. During Mr. Pelino's tenure, he acquired or started over 50 companies for Fritz as it became one of the leading global logistics companies. Prior to Fritz, Mr. Pelino held senior executive positions in the container shipping industry and in the domestic full-service truck leasing industry. Most recently, from 1999 through 2001, Mr. Pelino has been involved as a director and principal of a number of private ventures which explored opportunities in the logistics industry and which provided consulting services relative to business opportunities in Latin America, China and other Far Eastern regions.

J. Douglass Coates

         J. Douglass Coates has served as a member of our Board of Directors since August 2001. He has been principal of Manalytics International, Inc., a transportation, logistics and supply chain consulting firm based in San Francisco, California, since 1992. He was previously President of ACS Logistics, a division of American President Lines, and President of Milne Truck Lines, then a subsidiary of the Sun Company. Mr. Coates holds a B.S. in Engineering from Pennsylvania State University and an MBA from the Wharton School of the University of Pennsylvania.

David R. Jones

         David R. Jones has served as a member of our Board of Directors since September 2000. Mr. Jones has been President of DR Jones Financial, Inc., a privately-held consulting firm since its formation in September 1995. He is presently a director of Financial Asset Securities Corporation, an affiliate of Greenwich Capital Markets, Inc. Mr. Jones was Senior Vice President-Asset Backed Finance of Greenwich Capital Markets, Inc. from 1989 to 1995. Mr. Jones served as a Vice President, and subsequently as a Managing Director of The First Boston Corporation, an investment banking firm, from 1982 to 1989 and as Manager-Product Development of General Electric Credit Corp., an asset-based lender and financial services company, from 1981 to 1982. Mr. Jones is a graduate of Harvard College and has an MBA from the Amos Tuck School of Business Administration.

Aloysius T. Lawn, IV

         Aloysius T. Lawn has served as a member of our Board of Directors since February 2001. Mr. Lawn is the Executive Vice President - General Counsel and Secretary of Talk America Holdings, Inc., an integrated communications service provider with programs designed to benefit the residential and small business markets. Prior to joining Talk America Holdings, Inc. in 1996, Mr. Lawn was an attorney in private practice with extensive experience in private and public financings, mergers and acquisitions, securities regulation and corporate governance from 1985 through 1995. Mr. Lawn graduated from Yale University and Temple University School of Law.

Robert McCord

         Robert McCord has served as a member of our Board of Directors since March 2001. He is also a Managing Director of PA Early Stage, an affiliated fund of Safeguard Scientifics, Inc. At PA Early Stage, which he co-founded in 1997, Mr. McCord specializes in business development for their portfolio companies. He also serves as President and Chief Executive Officer of the Eastern Technology Council, a consortium of more than 1,200 technology-oriented companies. At the Technology Council, he provides contacts, capital and information for senior executives. Mr. McCord co-founded and also serves as a principal of the Eastern Technology Fund, which provides seed and early-stage funding for technology companies in the eastern corridor. Previously, he served as Vice President of Safeguard Scientifics, Inc., a leader in identifying, developing and operating premier technology companies. Before joining Safeguard, Mr. McCord spent a decade on Capitol Hill where he served as Chief of Staff, Speechwriter and Budget Analyst in a variety of congressional offices. He specialized in budget and deregulatory issues and, as Chief Executive Officer of the bipartisan Congressional Institute for the Future, he ran a staff which tracked legislation and provided policy analyses and briefings. Mr. McCord earned his A.B., with high honors, from Harvard University and his MBA from the Wharton School of the University of Pennsylvania.

John H. Springer

         John H. Springer has served as a member of our Board of Directors since May 2003. Mr. Springer has extensive global supply chain management and logistics experience, having held both domestic U.S. and international logistics positions at IBM Corporation, Union Pacific Corporation's third party logistics unit, and at Dell Computer from 1995 to 2002. Mr. Springer joined Nike Inc. in 2002 and is its Director of Global Operations - Nike Golf. Mr. Springer has been active in the Council of Logistics Management throughout his career, including holding the position of President for the Central Texas region. He earned his B.S. at Syracuse University in Transportation & Distribution Management, and his MBA from St. Edwards University in Austin, Texas.

                      INFORMATION ABOUT EXECUTIVE OFFICERS
         Our executive officers as of July 31, 2005 are as follows:


                                                                                            YEAR IN WHICH
OFFICER'S NAME AND AGE                                  OFFICE                              SERVICE BEGAN
----------------------                                  ------                              -------------
Dennis L. Pelino, 57                      Chairman of the Board of Directors                    2001

Jason F. Totah, 46                              Chief Executive Officer                         2004

Robert Arovas, 62                                      President                                2004

Thomas L. Scully, 56                       Vice President - Chief Financial                     2004
                                                 Officer - Secretary


         For biographical information regarding Mr. Pelino, please see his biography under "INFORMATION ABOUT NOMINEES FOR DIRECTOR" set forth above.

Jason F. Totah

         Jason F. Totah has served as our Chief Executive Officer since October 2004. Prior to then, he was the Chief Executive Officer of Stonepath Logistics International Services, Inc. ("SLIS", f/k/a Global Transportation Services, Inc.") and Stonepath Logistics Domestic Services, Inc. ("SLDS"). Mr. Totah joined SLIS in 1990 and has held several positions including Seattle Branch Manager and Senior Vice President, Sales and Marketing, and Senior Vice President of Sales and Operations. Prior to joining SLIS, he worked in international logistics for Amoco Petroleum, stationed in various locations around the world. He graduated from Oregon State in 1983 with a degree in Agriculture Engineering.

Robert Arovas

         Robert Arovas has served as our President since October 2004. From June 1999 to July 2002, Mr. Arovas was the President and Chief Executive Officer of Geologistics Corporation, a privately held global logistics provider. Prior to that, Mr. Arovas was the Executive Vice President, Chief Financial Officer of the Fritz Companies from 1997 to 1999. Earlier in his career, Mr. Arovas held executive positions at various companies, including The Pittston Company and Burlington Air Express and has a background in public accounting. Since 2002, Mr Arovas has been on the board of directors of a privately held company, provided consulting services and been part of an acquisition group in the logistics area, among other interests.

Thomas L. Scully

         Thomas L. Scully has served as our Vice President since November 2001, as our Chief Financial Officer since November 2004, as our Secretary since January 2005, as our Controller from November 2001 to April 2005, and as our Treasurer from January 2005 through April 2005. Before joining Stonepath, Mr. Scully was a senior manager within the assurance and advisory services of Deloitte & Touche, LLP from December 1996 to November 2001. Prior to Deloitte & Touche, from October 1980 to June 1996, Mr. Scully was employed by BDO Seidman, LLP ("BDO"), rising to audit partner. At BDO, he led numerous accounting, auditing and tax engagements for publicly traded and privately-held local, national, and international clients. Prior to BDO, he held the position of audit supervisor at Coopers & Lybrand, LLP. Mr. Scully is a certified public accountant and earned a B.S. in Accounting from St. Joseph's University, Philadelphia.

BOARD MEETINGS

         During the year ended December 31, 2004, the Board of Directors held five meetings and acted by unanimous consent on three occasions. Additionally, there were twelve Audit Committee meetings and two Compensation Committee meetings held during 2004. During 2004, each Board member attended 75% or more of the meetings held by the Board and any committee upon which such director served.

         It is the Company's policy that the directors who are up for election at an annual meeting of stockholders attend that meeting. All of the Company's directors attended last year's annual meeting of stockholders.

BOARD COMMITTEES

         Audit Committee

         The Audit Committee is responsible for monitoring the integrity of the Company's financial statements and reporting processes and systems of internal control regarding finance, accounting, and legal compliance and approving the engagement of its independent auditors. The Audit Committee held twelve (12) meetings in 2004. The members of the Audit Committee are David R. Jones, Chairman, as well as Aloysius T. Lawn, IV, and Robert McCord. Each of these Audit Committee members is independent as defined in the listing standards of the American Stock Exchange and the rules of the Securities and Exchange Commission. The Board has determined that Mr. Jones qualifies as an "audit committee financial expert" as defined in the rules of the Securities and Exchange Commission by virtue of his education and experience in complex financial matters and the analysis and review of financial statements and has designated Mr. Jones as the "audit committee financial expert." For a description of Mr. Jones' relevant experience, see "INFORMATION ABOUT NOMINEES FOR DIRECTOR - David R. Jones."

         Compensation Committee

         The Compensation Committee is responsible for determining the compensation of the officers and employees of the Company and administering the Company's compensation plans. The Compensation Committee held two (2) meetings in 2004. The members of the Compensation Committee are Aloysius T. Lawn, IV, Chairman, as well as David R. Jones and John H. Springer. Each of these Compensation Committee members is independent as defined in the listing standards of the American Stock Exchange and the rules of the Securities and Exchange Commission.

  BOARD NOMINATING PROCEDURES

         Given the relatively small size of the Board of Directors and the existence of other committees of the Board requiring substantial attention and effort, the Board has determined that it is appropriate not to establish a separate nominating committee. The Board has also determined that a nominating committee is not necessary in light of the written nominating procedures it has adopted and the fact that nominations are determined by the vote of a majority of the directors who are independent.

         The Board will consider candidates for membership suggested by its members, as well as by the Company's management and stockholders. The Board may also from time to time retain a third-party executive search firm to identify candidates.

         A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Company's Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate.

         Once the Board has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the need for additional Board members to fill vacancies or to expand the size of the Board. If it is determined that there is a need for additional Board members, the Board will then evaluate the prospective nominee considering the following factors:

         o the candidate's ability to represent the interests of the Company's stockholders;

         o the candidate's skill, integrity, and independence of thought and judgment;

         o the candidate's experience with businesses and other organizations of comparable size and stage of development;

         o the relationship of the candidate's experience to the experience of other members of the Board and whether the candidate adds to the range of talent, skill and expertise possessed by the existing members of the Board; and

         o the candidate's ability to dedicate sufficient time, energy and attention to the diligent performance of a director's duties, including the candidate's service on other boards of directors.

         The Board will also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees.

         As part of the evaluation, the Board will have the prospective nominee interviewed by one or more of its members, and others as appropriate, either in person or by telephone. After completing this evaluation and interview, the Board will then determine, by a vote of a majority of directors who are independent, whether to elect the prospective nominee to the Board in the case where stockholder approval is not required, or to nominate the candidate for election by the Company's stockholders.

  STOCKHOLDER COMMUNICATIONS TO DIRECTORS

         The Board of Directors has adopted a written process for stockholders to send communications to the Board of Directors. All correspondence which a stockholder desires to send to the members of the Board of Directors should be forwarded to the Corporate Secretary of the Company. The Corporate Secretary will review all correspondence to determine whether it deals with the functions of the Board of Directors or its committees and, if so, shall forward the correspondence to all directors. Concerns relating to accounting, internal controls or auditing matters shall be immediately brought to the attention of the Audit Committee.


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           FOR THE COMPANY'S DIRECTORS

                                   PROPOSAL 2
              RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP
                      AS THE COMPANY'S INDEPENDENT AUDITORS
                      FOR THE YEAR ENDING DECEMBER 31, 2005

         Grant Thornton LLP has been selected by the Audit Committee and the Board of Directors to serve as the independent auditors for the Company for the fiscal year ending December 31, 2005. Representatives of Grant Thornton LLP are expected to be present at the Meeting to make a statement if they so desire and will be available to respond to appropriate questions.

         The Audit Committee and the Board of Directors will consider the selection of another accounting firm to serve as the Company's independent auditors in the event that the stockholders do not approve the selection of Grant Thornton LLP as the Company's independent auditors.

         On June 17, 2004, the Company dismissed KPMG LLP ("KPMG") as the Company's independent accountants. On June 24, 2004, the Company engaged Grant Thornton LLP as its new independent accountants.

         KPMG's audit reports on our consolidated financial statements for the fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of an opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

         The decision to change accountants was made by our Audit Committee.

         During the fiscal years ended December 31, 2003 and 2002, and the subsequent interim period through the Company's change in independent accountants, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report.

         During the year ended December 31, 2003, professional services were provided to the Company by KPMG. The following table presents fees for professional services rendered by KPMG for the audit of the Company's annual financial statements for the year ended December 31, 2003, and fees billed for other services rendered by KMPG during 2003.

                                                            2003
                                                           ------
          Audit fees (1)                                 $ 656,883
          Audit related fees (2)                           125,000
          Tax fees (3)                                      73,900
          All other fees                                        --
                                                         ---------
          Total                                          $ 855,783
                                                         =========


================================================================================
   (1) Represents the aggregate fees billed for the audit of the Company's annual financial statements, the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q, and services rendered in connection with SEC registration statements and filings, all in 2003.


   (2)   Represents fees billed for acquisition-related services.


   (3) Represents fees billed for tax consulting services, primarily related to international acquisitions.


         For the year ended December 31, 2004, professional services were provided to the Company by Grant Thornton LLP, our current independent auditors. The following table presents fees for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements for the year ended December 31, 2004.


                                                          2004
          Audit fees (1)                                 $ 630,862
          Audit related fees                                   --
          Tax fees                                             --
          All other fees                                       --

          Total                                          $ 630,862
                                                         =========

--------------------------------------------------------------------------------
   (1) Audit fees represent aggregate fees billed for the audit for the Company's annual financial statements and quarterly reports on Form 10-Q and 10-Q/A for the second and third quarters of 2004.


         Our Audit Committee approves the engagement of our independent auditors to render audit and non-audit services before they are engaged. All of the services for which fees are listed above were pre-approved by our Audit Committee.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON LLP
         AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 2005 FISCAL YEAR

               SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                   AND BENEFICIAL OWNERS OF GREATER THAN 5% OF
                         THE COMPANY'S VOTING SECURITIES

         The following tables set forth information with respect to the beneficial ownership of Common Stock owned, as of July 31, 2005, by:

         o the holders of more than 5% of any class of the Company's voting securities;

         o  each of the directors;

         o  each of the executive officers; and

         o  all directors and executives officers of the Company as a group.

         As of July 31, 2005, an aggregate of 43,712,726 shares of Common Stock were issued and outstanding. For purposes of computing the percentages under the following tables, it is assumed that all options and warrants to acquire Common Stock which have been issued to the directors, executive officers and the holders of more than 5% of Common Stock and are fully vested or will become fully vested within 60 days from July 31, 2005 have been exercised by these individuals and the appropriate number of shares of Common Stock have been issued to these individuals.


                                                                              SHARES OWNED
                                                                            BENEFICIALLY AND        PERCENTAGE OF
NAME OF BENEFICIAL OWNER                            POSITION                  OF RECORD (1)             CLASS
------------------------                            --------                  -------------             -----
Gruber and McBaine Capital Management, LLC
50 Osgood Place, Penthouse
San Francisco, CA 94133(2)                          Beneficial Owner           2,478,200                 5.67
Dennis L. Pelino                                    Director                   5,865,822                11.94
1930 6th Avenue South, Suite 401
Seattle, WA  98134(3)
Jason F. Totah(4)                                   Officer                      518,353                 1.17
Robert Arovas(5)                                    Officer                       66,666                    *
Thomas L. Scully(6)                                 Officer                      140,179                    *
David R. Jones(7)                                   Director                     182,500                    *
Aloysius T. Lawn, IV(8)                             Director                      92,500                    *
Robert McCord(9)                                    Director                     112,500                    *
J. Douglass Coates(10)                              Director                      62,500                    *
John H. Springer(11)                                Director                      77,500                    *
All directors and executive officers as a group                                7,118,520                14.17%
(9 people)


-------------
(*) Less than one percent.

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC under the Exchange Act. They may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. The number of shares beneficially owned by the individual may include options to purchase shares of our common stock exercisable as of, or within 60 days of, July 31, 2005. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Based upon Schedule 13G filed on February 14, 2005 by a group consisting of Gruber and McBaine Capital Management, LLC, Jon D. Gruber, J. Patterson McBaine, Eric B. Swergold, and J. Lynne Rose. Gruber and McBaine Capital Management, LLC, Eric B. Swergold, and J. Lynne Rose reported shared voting and dispositive power of 2,007,750 shares. Jon D. Gruber reported sole voting and dispositive power of 219,100 shares and shared voting and dispositive power of 2,007,750 shares. J. Patterson McBaine reported sole voting and dispositive power of 251,350 shares and shared voting and dispositive power of 2,007,750 shares.

(3) Includes 431,222 shares of common stock held by the Dennis L. Pelino and Meredith L. Pelino Declaration of Trust, of which Dennis L. Pelino and his spouse are trustees and beneficiaries, though beneficial ownership of which may be disclaimed. Also includes 5,434,600 shares of common stock issuable upon exercise of vested options presently exercisable.

(4) Includes 55,000 shares of common stock held by Mr. Totah. Also includes 463,353 shares of common stock issuable upon exercise of vested options presently exercisable and exercisable within 60 days of July 31, 2005. Does not include 266,667 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of July 31, 2005.

(5) Includes 66,666 shares of common stock issuable upon the exercise of vested options presently exercisable. Does not include 133,334 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of July 31, 2005.

(6) Includes 7,779 shares of common stock held by Mr. Scully. Also includes 132,400 shares of common stock issuable upon exercise of vested options presently exercisable.

(7) Includes 90,000 shares of common stock held by Mr. Jones. Also includes 92,500 shares of common stock issuable upon exercise of vested options presently exercisable and exercisable within 60 days of July 31, 2005. Does not include 27,500 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of July 31, 2005.

(8) Includes 92,500 shares of common stock issuable upon exercise of vested options presently exercisable and exercisable within 60 days of July 31, 2005. Does not include 27,500 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of July 31, 2005.

(9) Includes 112,500 shares of common stock issuable upon the exercise of vested options presently exercisable and exercisable within 60 days of July 31, 2005. Does not include 12,500 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of July 31, 2005.

(10) Includes 62,500 shares of common stock issuable upon the exercise of vested options presently exercisable. Does not include 12,500 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of July 31, 2005.

(11) Includes 15,000 shares of common stock held by Mr. Springer. Also includes 62,500 shares of common stock issuable upon the exercise of vested options presently exercisable. Does not include 12,500 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of July 31, 2005.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on our review of copies of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from certain reporting persons, we believe that during fiscal 2004 all reporting persons timely complied with all filing requirements applicable to them.


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of three (3) directors who are not employees of the Company and who are considered "independent" under the rules of The American Stock Exchange.

ROLE OF THE COMMITTEE


         The Compensation Committee establishes, oversees and directs the Company's executive compensation programs and policies and administers the Company's stock option and other long-term incentive plans. The Compensation Committee seeks to align executive compensation with Company objectives and strategies, business financial performance and enhanced stockholder value.

         The Compensation Committee regularly reviews and approves generally all compensation and fringe benefit programs of the Company and also reviews and determines the actual compensation of the Company's executive officers, as well as all stock option grants and cash incentive awards to all key employees. The Compensation Committee reviews and administers the Company's Amended and Restated 2000 Stock Incentive Plan and the Company's 2003 Employee Stock Purchase Plan.

         The Compensation Committee's objectives include (i) attracting and retaining exceptional individuals as executive officers and (ii) providing key executives with motivation to perform to the full extent of their abilities, to maximize Company performance and deliver enhanced value to the Company's stockholders. The Compensation Committee believes it is important to place a greater percentage of executive officers' total compensation, principally in the form of equity, at risk through the grant of stock options whose value is derived from the performance of the business and value of the Common Stock. Executive compensation consists primarily of an annual salary, annual bonuses linked to the performance of the Company and long-term equity-based compensation.

COMPENSATION

         Salary payments in 2004 were made to compensate the ongoing performance of the Company's executive officers. Bonuses in 2004 were made to recognize contributions to the Company's business strategy. The Committee's specific decisions concerning 2004 compensation for each executive officer were made in light of each officer's level of responsibility and the Committee's judgment with respect to whether that executive officer's compensation provides appropriate recognition for performance and an incentive for future performance.

         The Compensation Committee took a variety of actions during 2004 to address the need to recruit and retain executives with relevant industry experience.

         The actions taken by the Compensation Committee during 2004 were designed to reward the Company's senior management group for their efforts in successfully implementing the Company's business plan and to provide additional incentives to continue their efforts to continue to achieve significant growth in the Company's business and financial performance.

         In determining the compensation to be provided to the Company's senior management group during 2004, the Compensation Committee took into account the following matters:

     o    The continued growth in the Company's revenues;

     o Overall responsibilities and the importance of these responsibilities to the Company's success;

     o    Experience and ability: and

     o    Past short-term and long-term job performance.

         During 2004, the Compensation Committee and the Board of Directors changed the basis for the compensation provided to Dennis L. Pelino, the Company's Chairman and former Chief Executive Officer. The Compensation Committee abandoned the objective of continuing to provide Mr. Pelino with the opportunity to acquire up to ten percent (10%) of the amount of the Company's outstanding common stock on a fully diluted basis. After reviewing the substantial contributions made by Mr. Pelino to the Company's growth and the benefits the Compensation Committee believed could result from his future contributions, the Compensation Committee extended the term of his employment period through June 2009, the date the earn-out period from the Company's most recent acquisition expires, and increased his salary from its present level of $360,000 per year to $500,000 per year. This increase was provided to Mr. Pelino in the form of an award of options to purchase 359,000 shares of common stock that vest over the term of his employment. The Compensation Committee separately determined that Mr. Pelino was entitled to a bonus for 2003 based upon his performance, peer group compensation levels, and the advice of an independent financial consultant. This bonus was provided to Mr. Pelino by awarding him options to purchase an additional 675,600 shares of common stock in lieu of a $1,080,000 cash bonus the Compensation Committee would have otherwise provided to him. The decision to provide Mr. Pelino with options to purchase common stock instead of the cash payment of his performance bonus for 2003 and the increase in his annual salary was made after consultation with Mr. Pelino and in an effort to accommodate his desire to conserve the cash resources of the Company to fund its continued growth.

         In October 2004, Mr. Pelino relinquished the role of Chief Executive Officer and Jason F. Totah was appointed to that office. While Mr. Totah's compensation did not change with his appointment to that office, he received an award of options to purchase 400,000 shares of common stock in light of his substantially increased responsibilities. Earlier in the year, Mr. Totah was awarded options to purchase 93,100 shares of common stock in recognition of his contributions as the Chief Executive Officer of SLIS.

         The Compensation Committee believes that the foregoing compensation actions have helped develop a senior management group dedicated to achieving significant improvement in both the short-term and long-term financial performance of the Company.


                                    COMPENSATION COMMITTEE OF THE BOARD
                                    OF DIRECTORS
                                    Aloysius T. Lawn, IV, Chairman
                                    David R. Jones
                                    John H. Springer

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

         The following table sets forth a summary of the compensation paid or accrued for the three fiscal years ended December 31, 2004 to or for the benefit of our Chief Executive Officer and our five most highly compensated executive officers whose total annual salary and bonus compensation exceeded $100,000 (the "Named Executive Officers").

                                                    SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                               ANNUAL COMPENSATION            COMPENSATION AWARDS
                                              ---------------------      --------------------------
                                                                          RESTRICTED      NUMBER OF       ALL OTHER
   NAME AND PRINCIPAL POSITION                SALARY          BONUS      STOCK AWARDS      OPTIONS      COMPENSATION(1)
   ---------------------------                ------          -----      ------------      -------      ---------------
Dennis L. Pelino, Chairman          2004    $   360,000             --             --      1,034,600(2)           --
                                    2003    $   360,000             --             --        700,000(3)           --
                                    2002    $   360,000             --             --      1,900,000(4)           --


Jason F. Totah, Chief               2004        325,476   $   $150,000             --        493,100(5)           --
Executive Officer                   2003    $   259,436   $    150,000             --             --              --
                                    2002    $   187,500   $    131,250             --        250,000(6)           --

Thomas L. Scully, Vice President,   2004    $   116,750             --             --         56,000(7)           --
Chief Financial Officer,            2003    $   105,000   $      5,000             --         33,300(8)           --
   Controller,                      2002    $   105,000   $     12,500             --         25,000(9)           --
Secretary and Treasurer

Bohn H. Crain, former Chief
Financial Officer and Treasurer     2004    $   210,000             --             --        423,300(10)          --
                                    2003    $   200,000             --             --        325,000(11)          --
                                    2002    $   200,000   $     37,500             --        350,000(12)   $  44,000

Gary Koch, former Chief Executive
Officer of Stonepath Logistics
Domestic Services, Inc.             2004    $   194,228             --             --        150,000(13)          --
                                    2003    $   270,509             --             --             --              --
                                    2002    $   264,497             --             --             --              --

---------------

(1) During the periods reflected, certain of the officers named in this table received perquisites and other personal benefits not reflected in the amounts of their respective annual salaries or bonuses. The dollar amount of these benefits did not, for any individual in any year, exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for that individual in any year, unless otherwise noted.

(2) The first grant of 550,000 options occurred on January 23, 2004. The second grant of 125,600 options occurred on February 16, 2004. The third grant of 359,000 options occurred on March 11, 2004. All of these options are vested.

(3) These options were granted on March 10, 2003. All of these options are vested.

(4) These options were granted on July 3, 2002. All of these options are vested.

(5) The first grant of 80,000 options occurred on January 9, 2004 and are now vested. The second grant of 13,100 options occurred on February 26, 2004 and are now vested. The third grant of 400,000 options occurred on October 13, 2004, of which 133,333 vested on October 14, 2004, 66,667 options vest annually on October 14, 2005, 2006 and 2007 and 66,666 vest on October 14, 2008.

(6) The first grant of 200,000 options occurred on April 4, 2002. The second grant of 50,000 options occurred on September 5, 2002. All of these options are vested.

(7) The first grant of 25,000 options occurred on January 9, 2004. The second grant of 6,000 options occurred on February 26, 2004. The third grant of 25,000 options occurred on May 21, 2004. All of these options are vested.

(8) The first grant of 8,300 options occurred on March 25, 2003. The second grant of 25,000 options occurred on August 21, 2003. All of these options are vested.

(9) These options were granted on September 5, 2002. All of these options are vested.

(10) The first grant of 100,000 options occurred on January 9, 2004. The second grant of 23,300 options occurred on February 26, 2004. The third grant of 300,000 options occurred on May 26, 2004. All of these options are vested.

(11) The first grant of 200,000 options occurred on February 24, 2003. The second grant of 25,000 options occurred on March 25, 2003. The third grant of 100,000 occurred on September 5, 2003. All of these options are vested.

(12) The first grant of 150,000 options occurred on January 10, 2002. The second grant of 200,000 options occurred on July 3, 2002. All of these options are vested.

(13) These options were granted on January 9, 2004, and are now expired.

EMPLOYMENT AGREEMENTS

         On March 10, 2004, effective as of January 1, 2004, we entered into an amended employment agreement with our Chairman, Dennis L. Pelino. This agreement amended our prior agreements with Mr. Pelino dated February 22, 2002 and June 21, 2001. Pursuant to this amendment, we agreed to extend the term of employment of Mr. Pelino through June 2009. The amendment also increased the annual compensation payable to Mr. Pelino by granting him, in addition to his current base salary of $360,000, options to purchase 359,000 shares of our common stock which vest in equal installments over the term of his employment. This grant of options was intended to provide Mr. Pelino with incremental compensation of $700,000 over the term of his employment. In addition to his base salary, Mr. Pelino is entitled to bonus compensation based upon the achievement of certain target objectives, as well as discretionary merit bonuses that can be awarded at the discretion of our Board of Directors. Mr. Pelino is also entitled to certain severance benefits upon his death, disability or termination of employment. Pursuant to the employment agreement, Mr. Pelino is also entitled to fringe benefits including participation in pension, profit sharing and bonus plans, as applicable, and life insurance, hospitalization, major medical, paid vacation and expense reimbursement.

         In connection with our acquisition of SLIS we entered into an employment agreement with Jason F. Totah, then the President and Chief Executive Officer of that subsidiary and the current Chief Executive Officer of the Company. On April 1, 2004, we amended Mr. Totah's employment agreement to extend the term of his employment until April 1, 2009. Mr. Totah's employment agreement provides him with the right to a base annual salary of no less than $250,000, subject to minimum annual cost-of-living increases of five percent, subject to the approval of the Board of Directors. Mr. Totah is entitled to an annual performance bonus at the discretion of the Board of Directors. Mr. Totah is also entitled to certain severance benefits upon his death, disability or termination of employment. Pursuant to the employment agreement, Mr. Totah is also entitled to fringe benefits including participation in pension, profit sharing and bonus plans, as applicable, and life insurance, hospitalization major medical, paid vacation and expense reimbursement.

         On February 3, 2005, we entered into an employment agreement with our President, Robert Arovas providing for an employment term of five years ending on October 14, 2009. It provides Mr. Arovas with the right to an annual salary of $250,000 (which may be increased or decreased by our Board of Directors, but not to an amount less than $250,000), annual bonuses at our discretion, and options to purchase 200,000 shares of our common stock. Mr. Arovas is also entitled to certain severance benefits upon his death, disability or termination of employment. Pursuant to the employment agreement, Mr. Arovas is also entitled to fringe benefits including participation in pension, profit sharing and bonus plans, as applicable, and life insurance, hospitalization, major medical, paid vacation and expense reimbursement.

         On November 12, 2004, the Company entered into a letter agreement with its then Chief Financial Officer, Bohn Crain (the "Agreement"). The Agreement provided for the continuation of his role as Chief Financial Officer of the Company until December 31, 2004 or such earlier date requested by the Company. It also provided for his continuing service as a consultant to the Company during 2005. Under the terms of the Agreement, Mr. Crain was entitled to receive his current base salary through December 31, 2004. During 2005, Mr. Crain is entitled to receive monthly payments in the amount of $75,250 for each of January and February and then monthly payments of $30,100 for the remainder of the year.

CHANGE IN CONTROL ARRANGEMENTS

         Our Chairman and our President are each employed under agreements that contain change in control arrangements. If employment of any of these officers is terminated following a change in control (other than for cause), then we must pay such terminated employee a termination payment equal to 2.99 times his salary and bonus, based upon the average annual bonus paid to him prior to termination of his employment. In addition, all of their unvested stock options shall immediately vest as of the termination date of their employment due to a change in control. In each of their agreements, a change in control is generally defined as the occurrence of any one of the following:

     o any "Person" (as the term "Person" is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934), except for the affected employee, becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities;

     o a contested proxy solicitation of our stockholders that results in the contesting party obtaining the ability to vote securities representing 50% or more of the combined voting power of our then-outstanding securities;

     o a sale, exchange, transfer or other disposition of 50% or more in value of our assets to another Person or entity, except to an entity controlled directly or indirectly by us;

     o a merger, consolidation or other reorganization involving us in which we are not the surviving entity and in which our stockholders prior to the transaction continue to own less than 50% of the outstanding securities of the acquirer immediately following the transaction, or if a plan involving our liquidation or dissolution other than pursuant to bankruptcy or insolvency laws is adopted; or

     o during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

         Under Mr. Arovas' employment agreement, a change of control would also occur if Dennis L. Pelino is no longer the Chairman of the Company and his direct superior.

         Notwithstanding the foregoing, a "change of control" is not deemed to have occurred (i) in the event of a sale, exchange, transfer or other disposition of substantially all of our assets to, or a merger, consolidation or other reorganization involving, any entity in which the affected employee has, directly or indirectly, at least a 25% equity or ownership interest; or (ii) in a transaction otherwise commonly referred to as a "management leveraged buy-out."

         In addition, the existing stock options granted to these executive officers fully vest upon a "change in control," as defined within our Stock Incentive Plan.

DIRECTORS' COMPENSATION

         Non-employee directors are paid $3,750 per quarter, provided that each member attends 75% of all meetings. In addition, a quarterly fee of $3,750 is paid to the chairman of the Audit and Compensation Committees. Upon joining our Board of Directors, each of our non-employee directors received an option to purchase 50,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the trading day prior to the date of grant. One-half of these options vested on the first anniversary of the director's membership on the Board, and the balance vest on the second anniversary of Board membership. In addition, on January 23, 2004, the chairmen of each of our Audit Committee and Compensation Committee received options to purchase 25,000 shares of our common stock at an exercise price of $3.05 per share (of which 50% vested on January 23, 2005 and the balance vests on January 23, 2006, contingent upon continued Board service).

STOCK OPTIONS AND WARRANTS

         The following table sets forth information on option grants in fiscal 2004 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                    VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION
                                                                                                 FOR OPTION TERM
                                                                                            ------------------------
                                       % OF TOTAL
                                     OPTIONS MARKET
                          NUMBER OF    GRANTED TO                  PRICE
                           OPTIONS    EMPLOYEES IN   EXERCISE   ON DATE OF    EXPIRATION
         NAME              GRANTED     FISCAL-YEAR     PRICE       GRANT         DATE         5%           10%
         ----              -------     -----------     -----       -----         ----         --           ---
Dennis L. Pelino          550,000          15.32%    $  3.05    $   3.05    January 2014  $1,054,971   $2,673,503
Dennis L. Pelino          125,600           3.50        3.38        3.38   February 2014    266,983       676,588
Dennis L. Pelino          359,000          10.00        3.75        3.75      March 2014    846,649     2,145,576
Jason F. Totah             80,000           2.23        2.38        2.38    January 2014    119,742       303,449
Jason F. Totah             13,100           0.36        3.38        3.38   February 2014     27,846        70,568
Jason F. Totah            400,000          11.14        0.75        0.75    October 2014    188,668       478,123
Thomas L. Scully           25,000           0.70        2.38        2.38    January 2014     37,419        94,828
Thomas L. Scully            6,000           0.17        3.38        3.38   February 2014     12,754        32,321
Thomas L. Scully           25,000           0.70        2.18        2.18        May 2014     34,275        86,859
Bohn H. Crain             100,000           2.79        2.38        2.38    January 2014    149,677       379,311
Bohn H. Crain              23,300           0.65        3.38        3.38   February 2014     49,528       125,514
Bohn H. Crain             300,000           8.36        2.37        2.37        May 2014    447,144     1,133,151
Gary A. Koch              150,000           4.18        2.38        2.38    January 2014    224,515       568,966


         The following table sets forth information concerning year-end option values for fiscal 2004 for the Named Executive Officers. The value of the options was based on the closing price of our common stock on December 31, 2004 of $1.20.


                          FISCAL YEAR END OPTION VALUES


                                                          NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                          OPTIONS AT FISCAL YEAR        IN-THE-MONEY OPTIONS AT
                                                                   END                       FISCAL YEAR END
                                                        ---------------------------   ----------------------------
                              SHARES
                           ACQUIRED ON       VALUE
                             EXERCISE       REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                             --------       --------    -----------   --------------   -----------   -------------
Dennis L. Pelino                --              --       3,865,029     1,569,571      $   684,000      $      --
Jason F. Totah                  --              --         348,100       395,000           60,000        120,000
Thomas L. Scully             6,900          15,699          60,875        71,525               --             --
Bohn H. Crain                   --              --       1,098,300            --               --             --
Gary A. Koch                    --              --              --            --               --             --

         OUTSTANDING STOCK OPTIONS

         The Amended and Restated Stonepath Group, Inc. 2000 Stock Incentive Plan, (the "Stock Incentive Plan") covers 15,000,000 shares of common stock. Under its terms, employees, officers and directors of the Company and its subsidiaries are currently eligible to receive non-qualified stock options, restricted stock awards and incentive stock options within the meaning of
Section 422 of the Code. In addition, advisors and consultants who perform services for the Company or its subsidiaries are eligible to receive non-qualified stock options under the Stock Incentive Plan. The Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors.

         All stock options granted under the Stock Incentive Plan are exercisable for a period of up to ten years from the date of grant. The Company may not grant incentive stock options pursuant to the Stock Incentive Plan at exercise prices which are less than the fair market value of the common stock on the date of grant. The term of an incentive stock option granted under the Stock Incentive Plan to a stockholder owning more than 10% of the issued and outstanding common stock may not exceed five years and the exercise price of an incentive stock option granted to such stockholder may not be less than 110% of the fair market value of the common stock on the date of grant. The Stock Incentive Plan contains certain limitations on the maximum number of shares of the common stock that may be awarded in any calendar year to any one individual for the purposes of Section 162(m) of the Code.

         Generally, most of the options under the Stock Incentive Plan are granted subject to periodic vesting over a period of between three and four years, contingent upon continued employment with the Company. In addition to the stock options covered by the Stock Incentive Plan, the Company has outstanding options to purchase 615,200 shares of common stock. The following schedule identifies the vesting schedule associated with all of the Company's outstanding options as of July 31, 2005.

                                         PLAN        NON-PLAN         TOTAL
                                         ----        --------         -----
             Vested as of 12/31/04      7,402,195      615,200      8,017,395
             To vest in 2005            2,388,867                   2,388,867
             To vest in 2006              322,779                     322,779
             To vest in 2007              230,278                     230,278
             To vest in 2008               73,332                      73,332
                                       ----------      -------     ----------
                                       10,417,451      615,200     11,032,651
                                       ==========      =======     ==========


At July 31, 2005, these options were outstanding at the following exercise prices:


                                    NUMBER OF OPTIONS
                                                                         RANGE OF EXERCISE
                          PLAN           NON-PLAN          TOTAL               PRICES
                          ----           --------          -----         -----------------
                       3,453,334            422,000     3,875,334        $0.50 to $1.00
                       4,017,950                 --     4,017,950        $1.01 to $2.00
                       2,946,167            120,000     3,066,167        $2.01 to $4.00
                              --             73,200        73,200       $6.38 to $17.50
                      ----------            -------    ----------
                      10,417,451            615,200    11,032,651
                      ==========            =======    ==========



         On April 30, 2005, the Compensation Committee (the "Committee") of the Board of Directors approved the acceleration of the vesting of unvested stock options having an exercise price of more than $0.92 per share granted under the Company's Stock Incentive Plan that are held by the Company's employees, including executive officers. As a result of this Action, options to purchase 1,931,244 shares of the Company's common stock became immediately exercisable, representing approximately 17.2% of the Company's total outstanding options. Because the accelerated options had exercise prices in excess of the current market value of the Company's common stock, they were not fully achieving their original objectives of incentive compensation and employee retention. The Company expects the acceleration to have a positive effect on employee morale, retention and perception of value. The acceleration is also intended to eliminate future compensation expense the Company would otherwise have to recognize in its statement of operations, aggregating approximately $0.5 million for the years ending December 31, 2006 through 2009, with respect to the accelerated options once SFAS No. 123R becomes effective.

         OUTSTANDING WARRANTS

         As of July 31, 2005, warrants to purchase 749,000 shares of common stock were outstanding. Most of these warrants were granted in connection with investment-related transactions. These warrants entitle the holders to purchase 50,000 shares at $1.23 per share, 99,000 shares at $1.49 per share and 600,000 shares at $5.00 per share.


EQUITY COMPENSATION PLAN INFORMATION AT FISCAL YEAR END

         The following table sets forth information, as of December 31, 2004, with respect to the Company's stock option plan under which common stock is authorized for issuance, as well as other compensatory options granted outside of the Company's stock option plan.


                                                     (A)                   (B)                    (C)
                                                                                          Number of securities
                                                  Number of                                remaining available
                                               securities to be       Weighted-average     for future issuance
                                                 issued upon          exercise price          under equity
                                                 exercise of          of outstanding        compensation plan
                                                 outstanding             options,         (excluding securities
                                              options, warrants        warrants and        reflected in column
                PLAN CATEGORY                     and rights              rights                  (a))
                -------------                     ----------              ------                  ----
Equity compensation plans approved by
     security holders                            10,790,984                $1.61                 2,772,923(1)
Equity compensation plans not approved by
     security holders                               615,200                $3.29                        --
                                                 ----------                                      ---------

Total                                            11,406,184                $1.70                 2,772,923
                                                 ==========                =====                 =========

-----------
(1) Does not include options to purchase 1,436,093 shares of our common stock under the Company's stock option plan which have been exercised.

                            PERFORMANCE PRESENTATION

         The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1999 for the Company's Common Stock and an investment of $100 in cash on that day for (i) the NASDAQ Market Index, (ii) the AMEX Market Index and (iii) a peer group consisting of C.H. Robinson Worldwide, Inc., EGL, Inc., Expeditors International of Washington, Inc., Forward Air Corporation, and UTi Worldwide Inc. weighted by their market capitalization. Historic stock performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of any dividends and are calculated daily.





                               [GRAPHIC OMITTED]




                                      1999          2000         2001         2002           2003           2004
                                      ----          ----         ----         ----           ----           ----
Stonepath Group                     100.00          4.55        16.82        13.18          20.55          10.91
Peer Group Index                    100.00        119.60       113.21       121.46         148.47         227.76
AMEX Market Index                   100.00         98.77        94.22        90.46         123.12         140.99
NASDAQ Market Index                 100.00         62.85        50.10        34.95          52.55          56.97



           REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
                              STONEPATH GROUP, INC.


         The following is the report of the Audit Committee for the year ended December 31, 2004. The Audit Committee is composed of three (3) directors, each of whom meets the American Stock Exchange's independence standards. The Audit Committee had historically operated under a written charter adopted by the Board of Directors in 2000. At a meeting held on March 25, 2003, the Board of Directors adopted a new written charter for the Audit Committee, which was amended by the Board of Directors on January 28, 2004. The Audit Committee, which is composed of independent directors, as a whole meets regularly with the Company's management and independent auditors to discuss the adequacy of the Company's internal control environment and financial reporting, accounting matters, audit results, and compliance with its corporate responsibility program.

         In carrying out its responsibilities and fulfilling obligations under its charter, the Audit Committee, among other things:

     o reviewed with the independent auditors their audit plan, audit scope, and identified audit risks;

     o discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees," as modified or supplemented, including, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements;

     o obtained from the independent auditors a written statement describing all relationships between the independent auditors and the Company that might bear on the auditors' independence, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees";

     o discussed with the independent auditors any relationships that may impact their objectivity and independence, and generally satisfied itself that the auditors are independent;

     o reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2004 with management and the independent auditors;

     o obtained from management the representation that the Company's consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America; and

     o discussed with management and the independent auditors the quality and adequacy of the Company's internal controls.

         Based on its review, analysis and discussions with management and the independent auditors, the Audit Committee recommended to the Company's Board of Directors (and the Board approved) that the Company's audited consolidated financial statements for the three years ended December 31, 2004 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee and the Board, in recognition and consideration of the recommendation of management, have also recommended, subject to shareholder ratification, the selection of the Company's independent auditors for 2005.


                                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    David R. Jones, Chairman
                                    Aloysius T. Lawn, IV
                                    Robert McCord



CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AMENDMENT AND RESTATEMENT OF EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

         On March 11, 2004, we entered into an amended employment agreement with our former Chief Executive Officer, Dennis L. Pelino. This agreement amended our prior agreements with Mr. Pelino dated February 22, 2002 and June 21, 2001 to extend the term of his employment through June 2009, and to award Mr. Pelino a salary increase in the form of additional options that vest over the period of the employment agreement. On October 18, 2001, we amended the terms of the options granted to Mr. Pelino under his original employment agreement dated June 21, 2001. We further amended the terms of Mr. Pelino's options on July 3, 2002, when we accelerated the vesting of his original options to purchase 1,800,000 shares of our common stock and granted him options to purchase an additional 1,900,000 shares of our common stock.

         On April 1, 2004, we amended the employment agreement of Jason F. Totah, our Chief Executive Officer, to extend the term of his employment until April 1, 2009.

         On November 12, 2004, we entered into a letter agreement with our then Chief Financial Officer, Bohn Crain (the "Agreement"). The Agreement provided for the continuation of his role as Chief Financial Officer of the Company until December 31, 2004 or such earlier date as the Company may request. It also provided for his continuing service as a consultant to the Company during 2005. Under the terms of the Agreement, Mr. Crain was entitled to receive his current base salary through December 31, 2004. During 2005, Mr. Crain is entitled to receive monthly payments in the amount of $75,250 for each of January and February and then monthly payments of $30,100 for the remainder of the year.

LOANS TO EXECUTIVE OFFICERS

         In connection with our acquisition of SLIS on April 4, 2002, we advanced the sum of $350,000 to Jason Totah. Mr. Totah was a former shareholder of SLIS and is now the Chief Executive Officer of the Company. The advance to Mr. Totah is to be repaid through 2006 by offset against the earn-out amounts that are otherwise due to Mr. Totah under the Stock Purchase Agreement. The balance of Mr. Totah's advance was $87,500 at December 31, 2004.



                                        By Order of the Board of Directors,


                                        Dennis L. Pelino
                                        Chairman of the Board
                                        Dated: August 30, 2005